EXHIBIT 21


                 SUBSIDIARIES OF REGISTRANT


1.   Idaho Energy Resources Co., a Wyoming Corporation

2.   Idaho Utility Products Company, an Idaho Corporation

3.   IDACORP, Inc., an Idaho Corporation

4.   Ida-West Energy Company, an Idaho Corporation

5.   Stellar Dynamics Inc., an Idaho Corporation

6.   Idaho Power Resources Corporation, an Idaho Corporation